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              [LETTERHEAD OF BASS, BERRY & SIMS PLC APPEARS HERE]


                               December 12, 1997



Board of Directors
Cavalry Banking
Cavalry Bancorp, Inc.
114 West College Street
Murfreesboro, Tennessee 37130

     Re: Certain Tennessee Income Tax Consequences Relating to Proposed Holding Company Conversion Cavalry Banking and Subsequent Conversion to a Tennessee-chartered Commercial Bank

Ladies and Gentlemen:

     We have acted as counsel to Cavalry Banking (the "Bank") and have been requested by you to furnish our opinion relating to certain Tennessee tax consequences of (i) the proposed conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank (the "Converted Savings Bank") (the "Stock Conversion"); (ii) the simultaneous issuance of all the converted Bank's outstanding capital stock to a parent holding company formed at the direction of the Board of Directors of the Bank and to be known as Cavalry Bancorp, Inc., a Tennessee corporation (the "Holding Company"); and thereafter (iii) the conversion of the Converted Bank to a Tennessee-chartered commercial bank ("Cavalry Bank") (the "Bank Conversion").

     In connection with this request, we have reviewed such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") on November 12, 1997 (the "Registration Statement").

     You have previously received the opinion of Breyer & Aguggia regarding the federal income tax consequences of the Stock Conversion, the Holding Company formation and the Bank Conversion to the Bank, the Converted Savings Bank, the Holding Company and the deposit account holders of the Bank under the Internal Revenue Code of 1986, as amended (the "Code"), dated December 5, 1997 (the "Federal Opinion"). The federal opinion concludes, inter alia, that the
                                                    ----------
proposed transactions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

     The State of Tennessee will, for state corporate income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the facts and circumstances attendant to the Stock Conversion, the Bank Conversion and the Holding Company formation, as laid forth specifically in the Prospectus,
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Board of Directors
Cavalry Banking
Cavalry Bancorp, Inc.
December 12, 1997
Page 2


pursuant to applicable provisions of the Code, and conditioned on the transaction qualifying as a tax-free reorganization under Section 368(a)(1)(F) of the Code, it is our opinion that, under the laws of the State of Tennessee, no adverse Tennessee state income tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, pursuant to the Stock Conversion, the Holding Company formation and the Bank Conversion.

     Following the transactions contemplated above, however, any cash dividends in excess of certain exempt amounts that are paid in respect to the Holding Company Stock to a shareholder who is a resident of the State of Tennessee (including a partnership and certain other entities) will be subject to the Tennessee income tax which is levied at a rate of six percent. Any distribution from the earnings and profits of a corporation is considered a taxable dividend. In addition, a corporate distribution may be treated as a dividend for Tennessee tax purposes even if it is made from funds that exceed the corporation's earnings and profits under certain circumstances.

     The opinions expressed herein are expressly premised and conditioned upon the consummation of the Stock Conversion, the Holding Company formation and the Bank Conversion pursuant to the terms and conditions described in the Prospectus. Our opinions are also based upon the tax law as in effect on the date hereof. You should note that future legislative changes, administrative pronouncements and judicial decisions could materially alter the conclusions reached herein. This opinion is not binding on the Tennessee Department of Revenue (the "Department") and there can be no assurance, and none is hereby given, that the Department will not take a position contrary to one or more of the positions reflected in the foregoing opinions or that the opinion will be upheld by the courts if challenged by the Department. No opinion is expressed on any matter other than Tennessee income tax consequences including, but not limited to, any franchise, capital stock, business, occupation, property, sales, use, transfer or federal taxes which might result from the implementation of the proposed transactions.

     Without limiting the generality of the immediately preceding paragraph, we specifically express no opinion on the qualification of the Stock Conversion, the Holding Company formation and the Bank Conversion as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the proposed transactions and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference to our firm in the Prospectus, which is part of both the Registration Statement and the Form AC.
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Board of Directors
Cavalry Banking
Cavalry Bancorp, Inc.
December 12, 1997
Page 3


     This opinion is being furnished only to you in connection with the proposed transactions and solely for your benefit in connection therewith and, except as provided immediately above, may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                            Very truly yours,

                                            /s/ Bass, Berry & Sims, PLC